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                                                                    EXHIBIT 11.1

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
                                  CYMER, INC.


               CALCULATION OF EARNINGS (LOSS) PER SHARE OF COMMON STOCK
- -------------------------------------------------------------------------------------------


                                                                  SIX MONTHS     SIX MONTHS
                                                   YEAR ENDED       ENDED          ENDED
                                                   DECEMBER 31,    JUNE 30,       JUNE 30,
                                                       1995          1995          1996
PRO FORMA:

 Net income (loss) applicable to
   earnings (loss) per share                       $   69,000    $ (383,000)    $  957,000
                                                   ----------    ----------     ----------
Common stock and common stock equivalents:
 Pro forma weighted average shares of common
   stock outstanding during the period              7,330,640     6,691,916      8,765,319

Common stock equivalents (stock options
 and warrants)                                        240,630        --            900,361
                                                   ----------    ----------     ----------
     Total common stock and common stock
       equivalents                                  7,571,270     6,691,916      9,665,680
                                                   ----------    ----------     ----------
Pro forma earnings (loss) per common share              $0.01        ($0.06)         $0.10
                                                        -----        ------          -----
SUPPLEMENTARY:

 Historical net income (loss)                      $   69,000   $  (383,000)   $   957,000

 Change in net income (loss) assuming reduction
  of historical interest expense resulting from
  the retirement of indebtedness with a portion
  of the proceeds of the offering                     253,000       118,000         83,000
                                                   ----------    ----------     ----------
 Net income (loss) applicable to
  earnings (loss) per share                           322,000      (265,000)     1,040,000
                                                   ----------    ----------     ----------

 Total pro forma common stock and
  common stock equivalents                          7,571,270     6,691,916      9,665,680
 Common stock offered by the Company                3,007,532     3,007,532      3,007,532
                                                   ----------    ----------     ----------
        Total common stock and
          common stock equivalents                 10,578,802     9,699,448     12,673,212
                                                   ----------    ----------     ----------
 Supplementary earnings (loss) per
   common share                                         $0.03        ($0.03)         $0.08
                                                        -----        ------          -----
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 Note:  Based on the Company's capital structure, there is no difference between primary and fully diluted proforma or supplementary earnings (loss)
        per share. Common stock equivalents are not included for the six months ended June 30, 1995 as they are antidilutive.